Exhibit 99.1

Company Press Release

August 10, 2023	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2023 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 12-week fiscal second quarter ended July 15, 2023.

Second Quarter Summary:

Compared to the prior year second quarter where applicable

•	Sales increased 8.8% to a second quarter-record $1.228 billion.

•	Net income increased 18.8% to $63.8 million. Adjusted net income(1) increased 8.8% to $70.9 million.

•	Adjusted EBITDA(1) increased 10.9% to $133.1 million, representing 10.8% of sales, a 20-basis point increase.

•	Diluted EPS increased $0.05 to $0.30. Adjusted diluted EPS(1) increased $0.02 to $0.33.

CEO’s Remarks:

“Flowers’ record second quarter sales were driven by the effectiveness of our portfolio strategy and strong execution by our team,” said Ryals McMullian, chairman, CEO, and president of Flowers Foods. “Our Branded Retail business performed well in a competitive environment, characterized by continued, but moderating, consumer trade down to private label products. We’re also pleased to have grown sales and profitability in our Other category, as price increases to mitigate inflationary pressure more than offset business rationalizations and cost increases. To reflect this strong second quarter performance, we are adjusting our fiscal 2023 guidance.

“Consumers continue to seek value, though we are seeing some early indications that they may be acclimating to higher prices and reverting toward prior purchasing behavior. To capitalize on this environment and spur future growth, we remain focused on bringing new and innovative products to market and implementing initiatives to increase productivity and efficiencies. One such growth opportunity, the nationwide launch of our Dave’s Killer Bread Snack Bars, remains on track, and we are excited about their potential to expand our brands into additional categories. To drive margin improvement, we are executing on cost savings initiatives and the deployment of our enterprise resource planning upgrade and other digital initiatives. As always, our dedicated Flowers team is focused on maximizing shareholder value and driving results in line with our long-term financial targets.”

For the 52-week Fiscal 2023, the Company Expects:

•

Sales in the range of approximately $5.095 billion to $5.141 billion, representing an increase of approximately 6.0% to 7.0% compared to the prior year period. Prior guidance called for sales of approximately $5.086 billion to $5.141 billion.

•	Adjusted EBITDA(2) in the range of approximately $503 million to $528 million, compared to prior guidance of $494 million to $528 million.

•	Adjusted diluted EPS(2) in the range of approximately $1.18 to $1.25, compared to prior guidance of $1.15 to $1.25.

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $155 million to $160 million, compared to prior guidance of $160 million to $165 million

•	Net interest expense of approximately $16 million to $18 million, compared to prior guidance of $9 million to $13 million

•	An effective tax rate of approximately 24%, compared to prior guidance of approximately 25%

•	Weighted average diluted share count for the year of approximately 213 million shares

•	Capital expenditures in the range of $145 million to $155 million, with $30 million to $40 million related to the ERP upgrade, compared to prior guidance of $140 million to $150 million

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	12-Week Period Ended	12-Week Period Ended
	July 15, 2023	July 16, 2022
Net income per diluted common share	$0.30	$0.25
Business process improvement costs	0.02	0.04
Restructuring charges	0.01	—
Acquisition-related costs	NM	—
Severance and lease termination	—	0.01
Legal settlement	—	0.01

Adjusted net income per diluted common share	$0.33	$0.31

NM - not meaningful.

Certain amounts may not add due to rounding.

Consolidated Second Quarter Operating Highlights

Compared to the prior year second quarter where applicable

•	Sales increased 8.8% to $1.228 billion, a second quarter record. Pricing/mix(3) increased 13.3%, volume(4) declined 6.1%, and the Papa Pita acquisition added 1.6%.

•

Branded Retail sales increased $52.0 million or 7.1% to $787.8 million due to higher prices intended to offset inflationary pressures, improved mix from greater branded organic product sales, and the acquisition contribution, partially offset by volume declines. Pricing/mix(3) rose 7.1%, volume(4) declined 1.5%, and the Papa Pita acquisition added 1.5%.

•

Other sales increased $47.0 million or 11.9% to $440.3 million due to substantial price increases implemented prior to the second quarter of fiscal 2023 intended to offset inflationary pressures, and the acquisition contribution, partially offset by volume declines. Pricing/mix(3) rose 20.6%, volume(4) declined 10.5%, and the Papa Pita acquisition added 1.8%.

•

Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 51.0% of sales, a 90-basis point decrease. These costs decreased as a percentage of sales due to inflation-driven pricing actions more than offsetting input cost inflation, lower production volumes, increased product returns, and increased maintenance costs.

•

Selling, distribution, and administrative (SD&A) expenses were 38.8% of sales, in line with the prior year period. Lower consulting costs and distributor distribution fees as a percentage of sales were offset by greater marketing expenses, reduced scrap dough income, and an insurance liability reserve. Excluding matters affecting comparability, adjusted SD&A expenses were 38.2% of sales, a 70-basis point increase, due to the factors listed above with the exception of the consulting costs.

•	Depreciation and amortization (D&A) expenses were $35.0 million, or 2.8% of sales, a 10-basis point decrease.

•	Net income increased 18.8% to $63.8 million due to all the factors mentioned above, net of higher interest expense and effective tax rate. Adjusted net income(1) increased 8.8% to $70.9 million.

•	Adjusted EBITDA(1) increased 10.9% to $133.1 million, representing 10.8% of sales, a 20-basis point increase.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, through the end of the second quarter of fiscal 2023, cash flow from operating activities decreased by $54.9 million to $128.9 million, capital expenditures decreased $29.5 million to $68.4 million, and dividends paid to shareholders increased $4.7 million to $98.1 million. Cash and cash equivalents were $11.7 million at the end of the second quarter of fiscal 2023.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

(2)

No reconciliation of the forecasted range for Adjusted diluted EPS to Diluted EPS and adjusted EBITDA to net income for the 52-week Fiscal 2023 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

(3)	Calculated as (current year period units X change in price per unit) / prior year period sales dollars

(4)	Calculated as (prior year period price per unit X change in units) / prior year period sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on August 11, 2023. The pre-recorded remarks and webcast will be archived at flowersfoods.com/investors.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2022 sales of $4.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Eric Jacobson (229) 227-2235

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our environmental, social, and governance goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning (“ERP”) system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended July 15, 2023 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, certain impairment charges, legal settlements and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	July 15, 2023	December 31, 2022
Assets
Cash and cash equivalents	$11,711	$165,134
Other current assets	711,673	613,334
Property, plant and equipment, net	961,786	849,325
Right-of-use leases, net	271,892	275,214
Distributor notes receivable (1)	156,978	163,354
Other assets	39,190	37,008
Cost in excess of net tangible assets, net	1,352,605	1,209,625

Total assets	$3,505,835	$3,312,994

Liabilities and Stockholders’ Equity
Current liabilities	$504,768	$518,656
Long-term debt	1,074,544	891,842
Right-of-use lease liabilities (2)	281,542	282,862
Other liabilities	174,907	176,344
Stockholders’ equity	1,470,074	1,443,290

Total liabilities and stockholders’ equity	$3,505,835	$3,312,994

(1)	Includes current portion of $25,556 and $26,472, respectively.
(2)	Includes current portion of $50,689 and $45,769, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	12-Week Period Ended	12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Sales	$1,228,050	$1,129,051	$2,762,543	$2,564,983
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	626,097	586,084	1,426,949	1,310,676
Selling, distribution, and administrative expenses	475,916	438,350	1,067,859	993,302
Restructuring charges	2,499	—	6,694	—
Impairment of assets	—	—	—	990
Depreciation and amortization expense	34,984	32,922	78,719	76,345

Income from operations	88,554	71,695	182,322	183,670
Other pension benefit	(62)	(178)	(145)	(416)
Interest expense, net	4,251	1,504	8,137	3,605

Income before income taxes	84,365	70,369	174,330	180,481
Income tax expense	20,605	16,689	39,860	41,212

Net income	$63,760	$53,680	$134,470	$139,269

Net income per diluted common share	$0.30	$0.25	$0.63	$0.65

Diluted weighted average shares outstanding	213,009	213,307	213,538	213,315

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	12-Week Period Ended	12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Cash flows from operating activities:
Net income	$63,760	$53,680	$134,470	$139,269
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	42,381	44,283	105,356	108,952
Changes in assets and liabilities	(35,186)	(38,284)	(110,919)	(64,388)

Net cash provided by operating activities	70,955	59,679	128,907	183,833

Cash flows from investing activities:
Purchase of property, plant and equipment	(34,427)	(47,365)	(68,385)	(97,862)
Proceeds from sale of property, plant and equipment	679	144	775	1,575
Acquisition of business	(4,304)	—	(274,755)	—
Investment in unconsolidated affiliate	(1,981)	(9,000)	(1,981)	(9,000)
Other	2,871	5,006	5,977	12,177

Net cash disbursed for investing activities	(37,162)	(51,215)	(338,369)	(93,110)

Cash flows from financing activities:
Dividends paid	(49,023)	(46,700)	(98,123)	(93,447)
Stock repurchases	(15,263)	(6,465)	(26,244)	(16,514)
Net change in debt borrowings	11,000	—	182,000	—
Payments on financing leases	(453)	(438)	(1,052)	(864)
Other	3,937	2,503	(542)	(3,258)

Net cash (disbursed for) provided by financing activities	(49,802)	(51,100)	56,039	(114,083)

Net decrease in cash and cash equivalents	(16,009)	(42,636)	(153,423)	(23,360)
Cash and cash equivalents at beginning of period	27,720	205,147	165,134	185,871

Cash and cash equivalents at end of period	$11,711	$162,511	$11,711	$162,511

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class

	12-Week Period Ended	12-Week Period Ended
	July 15, 2023	July 16, 2022	$ Change	% Change
Branded Retail	$787,765	$735,728	$52,037	7.1%
Other	440,285	393,323	46,962	11.9%

Total Sales	$1,228,050	$1,129,051	$98,999	8.8%

	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	$ Change	% Change
Branded Retail	$1,767,268	$1,691,266	$76,002	4.5%
Other	995,275	873,717	121,558	13.9%

Total Sales	$2,762,543	$2,564,983	$197,560	7.7%

Sales Bridge

For the 12-week period ended July 15, 2023	Branded Retail	Other	Total
Pricing/mix*	7.1%	20.6%	13.3%
Volume*	(1.5)%	(10.5)%	(6.1)%
Acquisition	1.5%	1.8%	1.6%

Total percentage point change in sales	7.1%	11.9%	8.8%

For the 28-week period ended July 15, 2023	Branded Retail	Other	Total
Pricing/mix*	7.8%	21.9%	13.5%
Volume*	(4.2)%	(9.2)%	(6.8)%
Acquisition	0.9%	1.2%	1.0%

Total percentage point change in sales	4.5%	13.9%	7.7%

*	Computations above are calculated as follows:

Price/Mix $ = Current year period units × change in price per unit

Price/Mix % = Price/Mix $ ÷ Prior year period Sales $

Volume $ = Prior year period price per unit × change in units

Volume % = Volume $ ÷ Prior year period Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	12-Week Period Ended	12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Net income per diluted common share	$0.30	$0.25	$0.63	$0.65
Business process improvement costs	0.02	0.04	0.05	0.07
Impairment of assets	—	—	—	NM
Restructuring charges	0.01	—	0.02	—
Acquisition-related costs	NM	—	0.01	—
Severance and lease termination	—	0.01	—	0.01
Legal settlement	—	0.01	—	0.01

Adjusted net income per diluted common share	$0.33	$0.31	$0.71	$0.74

NM - not meaningful.

	Reconciliation of Gross Margin
	12-Week Period Ended	12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Sales	$1,228,050	$1,129,051	$2,762,543	$2,564,983
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	626,097	586,084	1,426,949	1,310,676

Gross margin excluding depreciation and amortization	601,953	542,967	1,335,594	1,254,307
Less depreciation and amortization for production activities	19,259	18,167	43,707	41,601

Gross margin	$582,694	$524,800	$1,291,887	$1,212,706

Depreciation and amortization for production activities	$19,259	$18,167	$43,707	$41,601
Depreciation and amortization for selling, distribution, and administrative activities	15,725	14,755	35,012	34,744

Total depreciation and amortization	$34,984	$32,922	$78,719	$76,345

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	12-Week Period Ended	12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Selling, distribution, and administrative expenses (SD&A)	$475,916	$438,350	$1,067,859	$993,302
Business process improvement costs	(6,588)	(11,658)	(12,807)	(20,722)
Legal settlement	—	(2,000)	—	(2,000)
Acquisition-related costs	(489)	—	(3,712)	—
Severance and lease termination	—	(1,717)	—	(1,717)

Adjusted SD&A	$468,839	$422,975	$1,051,340	$968,863

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	12-Week Period Ended	12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Net income	$63,760	$53,680	$134,470	$139,269
Income tax expense	20,605	16,689	39,860	41,212
Interest expense, net	4,251	1,504	8,137	3,605
Depreciation and amortization	34,984	32,922	78,719	76,345

EBITDA	123,600	104,795	261,186	260,431
Other pension benefit	(62)	(178)	(145)	(416)
Business process improvement costs	6,588	11,658	12,807	20,722
Impairment of assets	—	—	—	990
Restructuring charges	2,499	—	6,694	—
Acquisition-related costs	489	—	3,712	—
Severance and lease termination	—	1,717	—	1,717
Legal settlement	—	2,000	—	2,000
Adjusted EBITDA	$133,114	$119,992	$284,254	$285,444

Sales	$1,228,050	$1,129,051	$2,762,543	$2,564,983

Adjusted EBITDA margin	10.8%	10.6%	10.3%	11.1%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	12-Week Period Ended	12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Income tax expense	$20,605	$16,689	$39,860	$41,212
Tax impact of:
Business process improvement costs	1,647	2,915	3,202	5,181
Impairment of assets	—	—	—	248
Restructuring charges	624	—	1,673	—
Acquisition-related costs	122	—	928	—
Severance and lease termination	—	429	—	429
Legal settlement	—	500	—	500

Adjusted income tax expense	$22,998	$20,533	$45,663	$47,570

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	12-Week Period Ended	12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Net income	$63,760	$53,680	$134,470	$139,269
Business process improvement costs	4,941	8,743	9,605	15,541
Impairment of assets	—	—	—	742
Restructuring charges	1,875	—	5,021	—
Acquisition-related costs	367	—	2,784	—
Severance and lease termination	—	1,288	—	1,288
Legal settlement	—	1,500	—	1,500

Adjusted net income	$70,943	$65,211	$151,880	$158,340

	Reconciliation of Earnings per Share - Full Year Fiscal 2023 Guidance
	Range Estimate
Net income per diluted common share	$1.10	to	$1.17
Business process improvement costs	0.05		0.05
Restructuring charges	0.02		0.02
Acquisition-related costs	0.01		0.01

Adjusted net income per diluted common share	$1.18	to	$1.25